Exhibit 99.1

Z Squared Raises Approximately $15.3 Million in Non-Debt Capital to Advance AI Infrastructure Strategy

All-equity financing adds growth capital while the Company maintains virtually no corporate debt

FORT LAUDERDALE, Fla. — June 29, 2026 — Z Squared Inc. (NASDAQ: ZSQR) (the “Company”), a digital infrastructure company expanding into AI infrastructure, today announced that it has raised approximately $15.3 million in capital through equity sales under its standby equity purchase agreement. The Company incurred no new debt in connection with the financing and continues to maintain virtually no corporate debt.

The Company intends to use the net proceeds to support its acquisition and conversion strategy and for general corporate purposes. The all equity structure preserves the Company’s balance sheet and conserves cash for operational deployment as it executes its previously announced acquisition targets and broader Phase 1 buildout.

The arrangement used for this financing predates the Company’s current strategy. With this financing, the Company has completed its use of the legacy equity financing arrangement, strengthening its balance sheet as it advances its AI infrastructure strategy. The financing is described further in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission.

The Company’s strategy is to acquire sites where power is already flowing and convert them into AI-ready capacity in months rather than years. The Company has signed binding letters of intent to acquire Skycore Digital with approximately 24 MW of energized capacity and a defined path to up to 42 MW and a majority membership interest in Paradox Data LLC, anchored by the Union County Campus in El Dorado, Arkansas. The Company is actively evaluating additional acquisition opportunities, though no guarantees can be made that any will be identified, or if identified, that they are on preferred terms. The Phase 1 objective is 100 MW of AI-ready capacity across multiple U.S. sites.

About Z Squared

Z Squared Inc. is a computing infrastructure company operating advanced computing equipment and expanding into AI infrastructure. The Company’s strategy is built on three principles: lead with power by acquiring operating sites where power is already flowing; build for AI workloads by converting that capacity into AI-ready colocation where customers provide the compute infrastructure and operate workloads according to their requirements; and scale with discipline by deploying conversion capital site by site, against signed contracts and operational readiness. Z Squared listed on the Nasdaq Global Market in April 2026.

For more information, visit www.zsquaredinc.com.

Investor Relations Contact: ZSQR@mzgroup.us

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to qualify for the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “targets,” “will,” “would,” and similar expressions, and the negatives of those terms. Forward-looking statements in this press release include, among others, statements regarding the anticipated use of the net proceeds from the financing described herein; the Company’s acquire-and-convert strategy and its expansion into AI infrastructure; the Company’s ability to acquire sites where power is already flowing and convert them into AI-ready capacity in months rather than years; the Company’s signed binding letters of intent to acquire Skycore Digital and a majority membership interest in Paradox Data LLC, and the energized and potential capacity associated therewith; the Company’s evaluation of additional acquisition opportunities; and the Company’s Phase 1 objective of 100 MW of AI-ready capacity across multiple U.S. sites.

These forward-looking statements are based on the Company’s current expectations and assumptions and are subject to known and unknown risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, among others, the Company’s history of net losses and accumulated deficit and the substantial doubt about its ability to continue as a going concern; its need for, and ability to obtain, additional capital on acceptable terms or at all; the dilutive effect of sales of common stock under its standby equity purchase agreement and its other equity financing arrangements; the volatility of the market price and trading volume of its common stock; risks relating to its digital asset mining operations, including the price volatility of Dogecoin and Litecoin and the cost and availability of power; the early stage and uncertain economics of its planned expansion into AI infrastructure, data center development, and power generation, none of which currently generates revenue; the risk that the Company may not identify suitable acquisition opportunities, or that the proposed acquisitions of Skycore Digital and Paradox Data LLC may not be consummated on the contemplated terms or at all; risks relating to the integration and conversion of acquired sites and the achievement of targeted capacity; its material weaknesses in internal control over financial reporting; and the other risks and uncertainties described under the heading “Risk Factors” in the Company’s filings with the Securities and Exchange Commission, including its Current Reports on Form 8-K and its most recent Quarterly Report on Form 10-Q. Copies of these filings are available at www.sec.gov.

Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as may be required by applicable law. You should not place undue reliance on these forward-looking statements.